NEWS RELEASE

Contact: Dollar Financial Corp.
Financial Dynamics
Mark McCall (212) 850-5641
FOR IMMEDIATE RELEASE

DOLLAR FINANCIAL CORP. ANNOUNCES FISCAL FOURTH QUARTER AND YEAR END 2005 RESULTS;

STRONG INTERNATIONAL REVENUE GROWTH OF 25.5% AND TOTAL QUARTERLY REVENUE GROWTH OF 21.5% DRIVE RESULTS

BERWYN, Pennsylvania, August 23, 2005 – Dollar Financial Corp. (NASDAQ:DLLR - News), today announced results for the fiscal fourth quarter and year ended June 30, 2005.

Highlights for the Quarter Ended June 30, 2005

*	Increased total revenue by 21.5% or $13.6 million to $76.6 million.
*	Revenue from the Company's international operations increased by 25.5% to $46.2 million.
*	Increased comparable store sales by $9.3 million or 14.9%.
*	Increased check cashing revenue by 11.8% or $3.5 million.
*	Increased net consumer lending revenue by 24.8% or $6.4 million.
*	Loan losses, as a percentage of fees from consumer lending, decreased to 18.3% from 20.4% for the prior year.

Commenting on the results, Jeff Weiss, the Company’s Chairman and Chief Executive Officer, stated, “Our strategy of geographic diversification has clearly paid off underscored by the very strong revenue growth we achieved in our international markets. As the most diversified company in our sector, both in terms of products and geographies, we continue to believe that this strategy allows us to effectively manage specific product line and regulatory risks while providing a broader foundation on which to deliver sustainable earnings growth and shareholder value. Additionally, we continue to focus on strengthening our balance sheet and on the investment we have made in our centralized loan underwriting and collections functions globally, which continue to benefit us as our loan losses as a percentage of revenue decreased from the fourth quarter of 2004.”

Company funded loan originations were $180.6 million for the fourth quarter representing an increase of 40.5% or $52.0 million compared to $128.6 million for the same period in the prior year. The increase in loan originations was led by the Company’s Canadian market, which realized an increase of 49.3% or $38.1 million, followed by the U.K. market, which grew by

34.4% or $11.4 million. Net charge offs on company funded consumer loans, as a percentage of total company funded consumer loan originations, were stable at 2.0% for the fourth quarter, as compared to 1.9% for the same period in the prior year. In the check cashing business, the face amount of the average check cashed was $425 for the 2005 fiscal fourth quarter, an increase of 9.5% as compared to $388 for the prior year. The average fee per check cashed increased 10.1% to $15.86 for the quarter as compared to $14.41 for the same period in the prior year.

In the fourth quarter, the Company achieved store and regional margin of $29.9 million or 39.0% of total revenue compared to $23.7 million or 37.6% of total revenue for the same period in the prior year. This 26.2% increase in store and regional margin is attributable not only to the increases in revenue, but also by the continuing economic efficiencies derived from the investment in the Company’s centralized credit, collections, and information technology support groups.

Corporate expenses for the three months ended June 30, 2005 increased by $3.1 million over the previous year to $13.2 million. In fiscal 2005, compensation costs increased primarily as a result of the growth of our foreign operations, the addition of the We the People management team, as well a number of positions to support and manage the continuing rapid expansion of the Company’s store base and the breadth of products and services offered. The Company has also experienced a significant increase in insurance, legal fees and other public company costs this year. This includes the Company’s activities and spending on its Sarbanes-Oxley internal controls documentation and compliance initiatives, which began earlier this year. The Company’s Rule 404 of Sarbanes Oxley compliance date is June 30, 2006.

Interest expense for the three months ended June 30, 2005 decreased to $6.6 million, which represents a reduction of $3.9 million from the previous year. Funds generated from the January IPO were used to retire the entire balance of two issues of senior notes and senior subordinated notes, which including the accrued interest, totaled $92.7 million.

On June 23, 2005, the Company closed on the sale of a $30.0 million issue of bonds as a tack-on to the existing 9.75% DFG senior notes due 2011. After all applicable fees and expenses, the net cash proceeds from the tack-on offering was $29.9 million. Proceeds from the tack-on sale were principally used to repay the then existing revolving loan balance of $17.9 million.

Income before income taxes was $9.0 million for the quarter, an increase of $8.4 million over the prior year’s quarter. The Company realized net income of $3.1 million or $0.17 per diluted share for the quarter, as compared to a net loss of $2.1 million or a loss of $0.19 per diluted share for the prior year’s quarter.

The Company’s income tax provision for the quarter was $5.9 million, which represents an effective income tax rate of 65.9%. Included in the income tax provision is a valuation allowance related to the Company’s U.S. operating tax losses of $2.8 million, which represents 31.1% of income before income taxes. This valuation allowance must be recorded, pursuant to FASB accounting guidelines, until such time as the Company can demonstrate that such operating tax losses can be realized in the immediate future.

During the fourth quarter, Dollar opened 11 company-operated retail financial services stores and also completed the acquisition of 5 financial services stores in Arizona.

Highlights for the Fiscal Year Ended June 30, 2005

Total revenue for the fiscal year ended June 30, 2005 was $291.6 million representing an increase of 18.5% or $45.5 million as compared to $246.1 million for the same period in the prior year. The increase was led by a 26.1% increase in net consumer lending revenue, which increased by $25.6 million. In addition, the company realized an increase of $11.4 million or 9.7% in check cashing revenue.

For the fiscal year ended June 30, 2005, store operating margins increased to 38.9% of total revenue from 36.9% for the prior year. Income before income taxes for fiscal 2005, after expensing $10.7 million of one-time charges associated with the Company’s extinguishment of certain long-term debt obligations and other items impacted by its initial public equity offering in January, was $19.6 million. On a pro-forma basis, excluding such one-time $10.7 million charges, income before income taxes would be $30.3 million.

The net loss for the fiscal year ended June 30, 2005 was $0.4 million, or $0.03 per diluted share, an improvement of $27.6 million as compared to a net loss of $28.0 million, or $2.56 per diluted share, for the fiscal year ended June 30, 2004.

EBITDA for fiscal 2005 was $77.3 million, which represents an increase of $12.7 million or 19.7% over the prior year. EBITDA is a non-GAAP financial measure. The most comparable GAAP financial measure is income before income taxes. The reconciliation between EBITDA and income before income taxes is consistent with the historical reconciliation as presented at the end of this press release.

Update on the Consumer Lending Transition Plan

As was previously announced on June 16, 2005, Dollar has implemented a plan to transition the majority of its U.S. consumer lending business to the company funded loan model, which was precipitated by the recent FDIC guidance limiting short term consumer lending (or payday loans) by its member banks to 90 days within a twelve month period.

Commenting on the transition, Don Gayhardt, the Company’s President, stated, “While we are still in the early stages of the transition, our domestic consumer lending results are substantially in line with our expectations. Additionally, we are pleased to report that the Company’s agent bank, First Bank of Delaware, recently received approval from the FDIC to offer a new installment loan product. This new loan product will have a longer loan term of 4 months and will allow us to offer customers a loan amount ranging from $300 to $1,500. We expect this product will help us to drive additional revenue growth and are very excited to begin offering it to our customers in California in the next 30 to 45 days. Following the introduction in California, we will proceed with a roll-out of this product into our other markets.”

In total, only 21 of the Company’s 347 domestic financial services store locations (4 stores in Texas and 17 stores in Pennsylvania) are located in states where the Company does not have the option of offering company funded loans. In these locations, loans to customers fall under the 90 day payday loan limitation per the bank agent model.

As of June 30, 2005, the Company had completed the transition of 241 stores in the following states to the company funded loan model: Arizona; California; Hawaii; New Mexico; Nevada; Utah; and Washington, as well as Washington D.C.. Since June 30, 2005, Dollar has transitioned all stores in the remaining states where enabling legislation exists, with the exception of Ohio. The Company is currently awaiting license approval from the state of Ohio to offer payday loans under state law. Until this license is approved, the Company will continue to offer bank funded loans in the 22 Ohio locations under the 90 day loan limitation. Approval of the license request from the state authorities in Ohio is expected soon.

As a result of this transition, as of June 30, 2005, the total bank funded U.S. loan portfolio decreased by $3.2 million, while company funded loans receivable increased by $1.2 million resulting in a net portfolio decline of $2.0 million or 10.7%. The majority of the decrease in the loan portfolio was related to the 141 stores in California, where the loan portfolio decreased by $1.7 million. This was anticipated, as the maximum loan amount in California was reduced to $255 under state law from the previous $1,000 loan limitation under the bank agency model. Upon the completion of the transition, it is expected that the company funded loan portfolio will increase by a total of $8.0 to $9.0 million by the end of September.

As was previously discussed in the Company’s June 16, 2005 press release, the changes to the domestic consumer lending business necessitated by the new FDIC guidelines are expected to cause a decline in domestic store revenue of $8.0 to $12.0 million in fiscal 2006. These revenue estimates do not include any offsetting revenue from the new First Bank of Delaware installment loan product. Furthermore, there is no impact from the FDIC guidelines on the revenues of the international business.

Investors Conference Call

There is an investor’s conference call scheduled for Tuesday, August 23, 2005 at 5:00 p.m. ET to discuss the Company’s results for the fiscal fourth quarter, fiscal year ended June 30, 2005, and the Company’s future prospects. Investors can participate in the conference by dialing 888-896-0863 (U.S. and Canada) or 973-935-8507 (International); use the confirmation code “Dollar”. Hosting the call will be Jeff Weiss, Chairman and CEO, Don Gayhardt, President, and Randy Underwood, Executive Vice President and CFO. For your convenience, the conference call can be replayed in its entirety beginning at 7:00 p.m. Eastern Time on August 23, 2005 through August 30, 2005. If you wish to listen to the replay of this conference call, please dial 973-341-3080 and enter passcode “6373338”.

The conference call will also be broadcast live through a link on the Investor Relations page on the Dollar Financial web site at http://www.dfg.com. Please go to the Web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

About Dollar Financial Corp.

Dollar Financial Corp. is a leading international financial services company serving under-banked consumers. Our customers are typically lower- and middle-income working-class individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from us rather than from banks and other financial institutions. To meet the needs of these customers, we provide a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, Western Union money order and money transfer products, reloadable VISA® branded debit cards, electronic tax filing, bill payment services, and legal document preparation services.

At June 30, 2005, the Company operated a network of 1,335 stores, including 175 We the People legal document preparation locations and 713 company-operated financial services stores, in 35 states, the District of Columbia, Canada and the United Kingdom. The store network is the largest network of its kind in each of Canada and the United Kingdom and the second-largest network of its kind in the United States. The Company’s customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to our convenient neighborhood locations, extended operating hours and high-quality customer service. Our products and services, principally our check cashing and short-term consumer loan program, provide immediate access to cash for living expenses or other needs. For more information, please visit the Company's website at www.dfg.com.

Forward Looking Statement

This news release contains forward looking statements, including statements regarding the Company’s future results, growth and operating strategy, and the impact of the FDIC guidance on payday lending. These forward looking statements involve risks and uncertainties, including risks related to the regulatory environment, the integration of acquired stores, the new installment loan product, and new product lines, as well as the impact of the FDIC guidance on the Company’s business, results of operations, financial condition and prospects. There can be no assurance that the Company will be able to meet its expected results, successfully integrate any of its acquisitions or that the FDIC guidance or other Federal, state or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in our filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in our recent final prospectus from the Company’s initial public offering filed with the SEC on January 31, 2005. You should not place any undue reliance on any forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

DOLLAR FINANCIAL CORP.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands except share amounts)

	June 30,

	2004	2005

Assets:
Cash and cash equivalents	$ 69,270	$ 92,504
Loans receivable:
Loans receivable	32,902	41,353
Less: allowance for loan losses	(2,315)	(2,707)

Loans receivable, net	30,587	38,646
Other consumer lending receivables	7,404	7,996
Prepaid expenses and other receivables	14,561	12,310
Deferred tax asset, net	-	71
Notes and interest receivable-officers	4,785	-
Property and equipment, net	27,965	35,611
Goodwill and other intangibles, net	149,118	186,190
Debt issuance costs, net	11,428	10,558
Other	4,219	3,970

Total Assets	$ 319,337	$ 387,856

Liabilities:
Accounts payable	$ 15,863	$ 23,807
Foreign income taxes payable	5,979	4,648
Accrued expenses and other liabilities	18,152	22,358
Accrued interest payable	5,227	3,291
Deferred tax liability	-	2,352
9.75% Senior Notes due 2011	241,176	271,764
Other long-term debt	83,827	-
Shareholders (deficit) equity:
Common stock	11	18
Additional paid-in capital	61,470	160,997
Accumulated deficit	(120,916)	(121,885)
Accumulated other comprehensive income	13,813	20,506
Treasury stock and management equity loan	(5,265)	-

Total shareholders' (deficit) equity	(50,887)	59,636

Total Liabilities and Shareholder (Deficit) Equity	$ 319,337	$ 387,856

DOLLAR FINANCIAL CORP.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,

	2004	2005	2004	2005

Revenues:
Check cashing	$ 29,458	$ 32,945	$ 117,397	$ 128,748
Consumer lending:
Fees from consumer lending	32,331	39,334	122,461	153,304
Provision for loan losses and adjustment
to servicing revenue	(6,590)	(7,208)	(24,489)	(29,725)

Consumer lending, net	25,741	32,126	97,972	123,579
Money transfer fees	3,458	3,856	13,032	14,771
Other	4,341	7,647	17,706	24,468

Total revenues	62,998	76,574	246,107	291,566

Store and regional expenses:
Salaries and benefits	19,127	23,621	76,008	87,040
Occupancy	5,037	6,040	19,805	22,854
Depreciation	2,075	1,864	6,546	7,190
Returned checks, net and cash shortages	2,196	2,561	9,132	10,477
Telephone and telecommunication	1,336	1,359	5,665	5,827
Advertising	1,665	1,343	6,943	8,421
Bank charges	966	1,026	3,744	3,960
Armored carrier services	785	1,011	3,051	3,660
Other	6,118	7,854	24,463	28,637

Total store and regional expenses	39,305	46,679	155,357	178,066

Store and regional margin	23,693	29,895	90,750	113,500

Corporate and other expenses:
Corporate expenses	10,086	13,166	32,813	44,652
Management fee	217	0	1,003	637
Other depreciation and amortization	614	904	3,286	3,812
Interest expense, net	10,538	6,642	40,123	33,878
Loss on extinguishment of debt	1,500	0	10,355	8,097
Management agreement termination costs	0	0	0	2,500
Other	83	162	361	295

Income before income taxes	655	9,021	2,809	19,629
Income tax provision	2,717	5,941	30,842	19,986

Net (Loss) Income	($2,062)	$ 3,080	($28,033)	($357)

Net (Loss) Income per share
Basic	($0.19)	$ 0.17	($2.56)	($0.03)
Diluted	($0.19)	$ 0.17	($2.56)	($0.03)

Weighted average shares outstanding
Basic	10,965,779	18,074,089	10,965,779	13,945,883
Diluted	10,965,779	18,274,721	10,965,779	13,945,883

EBITDA Reconciliation

EBITDA is not an item prepared in accordance with GAAP. EBITDA is earnings before interest expense, income tax provision, depreciation, amortization and other items described below. Dollar presents EBITDA as an indication of operating performance and its ability to service its debt and capital expenditure requirements. EBITDA does not indicate whether Dollar’s cash flow will be sufficient to fund all of its cash needs. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Dollar believes that EBITDA amounts should be reviewed by prospective investors because Dollar uses them as one means of analyzing its ability to service its debt and capital expenditure requirements, and Dollar understands that they are used by some investors as one measure of a Company's historical ability to service its debt and capital expenditure requirements. Not all companies calculate EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on Dollar’s Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in thousands):

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,

	2004	2005	2004	2005

Income before income taxes	$ 655	$ 9,021	$ 2,809	$ 19,629
Add:
Depreciation and amortization	2,689	2,768	9,832	11,002
Interest expense	10,538	6,642	40,123	33,878
Management fees	217	-	1,003	637
Foreign currency (gain) loss	557	403	73	1,264
Management agreement
termination costs	-	-	-	2,500
Loss on extinguishment of debt	1,500	-	10,355	8,097
Loss on store closings & other	83	162	361	295

Adjusted EBITDA	$ 16,239	$ 18,996	$ 64,556	$ 77,302

Dollar Financial Corp.
Unaudited Store Data

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,

	2004	2005	2004	2005

Consolidated Store Count
Beginning	1,106	1,342	1,084	1,110
Opened	6	11	14	42
Acquired	3	8	3	51
Closed or Sold	1	3	3	15
Franchise, net	(4)	(23)	12	147

Ending	1,110	1,335	1,110	1,335

Company-Operated Store Count
Beginning	630	700	624	638
Opened	6	11	14	42
Acquired	3	8	3	51
Closed or Sold	1	3	3	15

Ending	638	716	638	716

Franchise Store Count
Beginning	476	642	460	472
Net Change	(4)	(23)	12	(25)
We the People	-	-	-	172

Ending	472	619	472	619

Dollar Financial Corp.
Unaudited Selected Statistical Data
	Three Months Ended		Twelve Months Ended
	June 30,		June 30,

	2004	2005	2004	2005

Check Cashing Data (Consolidated)
Face amount of checks cashed (in millions)	$ 794	$ 883	$ 3,169	$ 3,425
Number of checks cashed (in thousands)	2,045	2,077	8,261	8,142
Face amount of average check	$ 388	$ 425	$ 384	$ 421
Average fee per check cashed	$ 14.41	$ 15.86	$ 14.21	$ 15.81
Net write-offs of returned checks (in thousands)	$ 1,886	$ 2,327	$ 7,662	$ 9,178
Net write offs as a percentage of check cashing revenue	6.4%	7.1%	6.5%	7.1%

Consumer Loan Data - Originations
U.S. company funded consumer loan originations	$ 18,230	$ 20,737	$ 65,868	$ 73,762
Canadian company funded consumer loan originations	77,287	115,426	309,016	447,940
U.K. company funded consumer loan originations	33,053	44,428	115,283	173,326

Total company funded consumer loan originations	$ 128,570	$ 180,591	$ 490,167	$ 695,028

Consumer Loan Data - Net Revenues
U.S. servicing revenues, net	$ 11,733	$ 12,243	$ 47,144	$ 52,350
U.S. company funded consumer loan revenues	2,735	3,345	9,873	11,511
Canadian company funded consumer loan revenues	8,902	13,081	31,479	48,682
U.K. company funded consumer loan revenues	5,550	6,797	19,404	25,829
Provision for loan losses on company funded loans	(3,179)	(3,340)	(9,928)	(14,793)

Total consumer lending revenues, net	$ 25,741	$ 32,126	$ 97,972	$ 123,579

Consumer Loan Net Charge-offs
Gross charge-offs of company funded consumer loans	$ 11,222	$ 16,679	$ 45,074	$ 64,725
Recoveries of company funded consumer loans	(8,762)	(13,101)	(36,102)	(50,352)

Net charge-offs on company funded consumer loans	$ 2,460	$ 3,578	$ 8,972	$ 14,373

Gross charge-offs of company funded consumer loans
as a percentage of total company funded consumer loan
originations	8.7%	9.2%	9.2%	9.3%

Recoveries of company funded consumer loans as a
percentage of total company funded consumer loan
originations	6.8%	7.2%	7.4%	7.2%

Net charge-offs on company funded consumer loans
as a percentage of total company funded consumer loan
originations	1.9%	2.0%	1.8%	2.1%

(1) Our company operated stores and document transmitter locations in the United States originate company funded and bank funded short-term consumer loans.

(2) All consumer loans originated in Canada and the United Kingdom are company funded.